 Exhibit 99.1

Bio-Path Holdings Reports Third Quarter 2011 Financial Results

FOR IMMEDIATE RELEASE

November 15, 2011 HOUSTON, TX – Bio-Path Holdings, Inc., (OTC BB: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced financial and operational results for the third quarter ended September 30, 2011.

THIRD QUARTER 2011 FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Operational Highlights

o
Bio-Path continued to enroll patients into the Phase I clinical trial of its lead product candidate, Liposomal Grb-2, which is being evaluated as a systemic treatment for blood cancers including acute myeloid leukemia (AML), chronic myelogenous leukemia (CML), acute lymphoblastic leukemia (ALL) and myelodysplastic syndrome (MDS).  The trial is being conducted at the MD Anderson Cancer Center

The clinical trial is currently in the second cohort, treating patients with a dose of 10 mg/m2, of Liposomal Grb-2. The protocol for the clinical trial includes dose escalation of 5, 10, 20 40 and 50 mg/m2.  In July of 2011, the Company completed the first cohort of the trial (dose of 5 mg/m2). There were no treatment-related serious adverse events and the data suggested some possible anti-leukemia activity.

o
Company investors exercised warrants to purchase common stock at the end of September, raising approximately $142,000.  After the close of the third quarter, there was another warrant exercise; including this exercising of warrants, the amount raised was approximately $0.6 million in total.

o	In September, the Company made a presentation at the Rodman Renshaw investor conference in New York City. An archive of the presentation may be found at the Company’s website: www.biopathholdings.com.

•	Financial Highlights

o
Net loss for the third quarter 2011 was $(503,819), compared to a Net Loss of $(501,337) in the third quarter 2010.  For the quarter, the Company reported a net loss per share of $(0.01) based on 56,146,296 weighted average shares outstanding, compared to $(0.01) per share for the same period last year.

o	Operating expenses of $504,489 in the third quarter of 2011 were essentially flat compared to the third quarter 2010.

o
As of September 30, 2011, the Company had cash of $983,286, compared to $238,565 at December 31, 2010. As previously noted, after the close of the quarter, there was another exercise of warrants, bringing the Company’s cash balance to approximately $1.4 million in October.   Net cash used in operating activities for the first nine months of 2011 was $(726,157) compared to $(995,584) for the first nine months of 2010.

Looking toward the remainder of the year, as previously announced in October, an abstract entitled, “Safety, Pharmacokinetics, and Efficacy of BP-100.1.01 (L-Grb-2 Antisense Oligonucleotide) in Patients with Refractory or Relapsed Acute Myeloid Leukemia (AML), Philadelphia Chromosome Positive Chronic Myelogenous Leukemia (CML), Acute Lymphoblastic Leukemia (ALL), and Myelodysplastic Syndrome (MDS)” was accepted for a poster presentation at the 53rd Annual Meeting of the American Society of Hematology (ASH) to be held December 10 to 13, 2011 in San Diego, California.  The ASH Annual Meeting is the premier event for physicians and healthcare researchers involved in hematology to meet to learn about the latest developments to treat blood diseases.

“During the third quarter, we continued to make steady progress with our clinical trial of Liposomal Grb-2.  Patients are enrolling into the second cohort of the trial and the drug continues to be well tolerated,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path.  “We look forward to the ASH Annual Meeting where the principle investigator of the clinical trial will present the results of the first cohort. We deem this as a very important step to increasing the awareness amongst oncologists dealing with blood cancers about the potential for treating these diseases with Liposomal Grb-2.”

Bio-Path is developing a neutral lipid-based liposome delivery technology for nucleic acid cancer drugs (including antisense and siRNA molecules), a delivery technology that forms microscopic-sized vehicles to safely deliver these drugs to their intended target cancer cells.

Bio-Path’s drug delivery technology involves microscopic-sized liposome particles that distribute nucleic acid drugs systemically and safely throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.   Bio-Path also anticipates developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion.   Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers.  Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors, and its third candidate is a liposomal siRNA cancer drug that is in the final pre-clinical development stage. These product candidates and the delivery technology have been licensed from The University of Texas MD Anderson Cancer Center.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen
President & Chief Executive Officer
Tel 832.971.6616

Rhonda Chiger (investors)
Rx Communications Group, LLC
917-322-2569
rchiger@rxir.com